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                                                                   Exhibit 10.50


September 30, 2002



Mr. David L. McQuillin
39 Julians Way
Sudbury, MA 01776


Dear David,

I am pleased to confirm you as President and Chief Executive Officer at Aspen Technology, Inc. Your compensation will be as agreed to by the Compensation Committee of the Board of Directors.

You will continue to receive the usual staff benefits which include paid vacation, company paid holidays and company-paid life, AD&D and long -term disability insurance.

Upon termination of employment for any reason other than disability, death, resignation, or for Cause, AspenTech shall, in addition to any benefits due under written plans, pay you only your base salary for 18 months after termination of employment. "Cause" means material willful misconduct in the discharge of your duties, your conviction of or entry of a plea of guilty or nolo contender to any crime involving moral turpitude, or any material breach of any term of your employment, including without limitation the Confidentiality and Non-Competition Agreement.

Please confirm your acceptance of this employment letter by signing a copy and returning it to me. AspenTech's Confidentiality and Non-Competition Agreement will continue in force and effect.


Sincerely,

/s/ Lawrence B. Evans

Lawrence B. Evans
Chairman & Chief Executive Officer
Aspen Technology, Inc.


Accepted & Agreed To:

/s/ David L. McQuillin              9/30/02
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David L. McQuillin                  Start Date